Exhibit 1(A)(5)(c)

                               Endorsement (EL101)





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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO



                                   ENDORSEMENT

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The following provision is hereby added to the General Provisions of this
Policy.

EXTENDED MATURITY DATE. The Owner may request that the Maturity Date shown on the Policy Schedule Page be extended. The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

     (1) If the death benefit Option Type is other than Option A, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted except if required to prevent lapse of this Policy. All future monthly deductions will be waived.

     (2) The Maturity Date will be automatically extended until the next Policy Anniversary. At least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request that the Maturity Date be extended each Policy Year. All benefits and charges will continue as set forth in this Policy. Annual Cost of Insurance Rates will be adjusted using the then current cost of insurance rates.




            /s/ William H. Geiger                   /s/ John R. Kenney
                  Secretary                              President